[Exhibit 4.1]

        Incorporated Under the Laws of the Cayman Islands

               AEGEAN EARTH AND MARINE CORPORATION

                            Specimen

This is to Certify that ____________________is the owner of ____________________ fully paid and non-assessable Ordinary Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endored.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated:

[Corporate Seal Omitted]

Executive Chairman

Director